Exhibit 10.38

BOISE PAPER HOLDINGS, L.L.C.

SUPPLEMENTAL EARLY RETIREMENT PLAN

FOR CERTAIN ELECTED OFFICERS

(Effective February 22, 2008)

BOISE PAPER HOLDINGS, L.L.C.

SUPPLEMENTAL EARLY RETIREMENT PLAN

FOR CERTAIN ELECTED OFFICERS

ARTICLE I — PURPOSE OF THE PLAN

The purpose of the Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan (the “Plan”) is to facilitate the orderly succession of Elected Officers with continuity of management by providing additional Early Retirement Benefits for the Elected Officers.

ARTICLE II — DEFINITIONS

2.1           “Board.”  The term Board shall mean the Board of Directors of Boise.

2.2           “Boise.”  The term Boise shall mean Boise Inc., ultimate parent company of Boise Paper Holdings, L.L.C.

2.3           “Change in Control.”  A Change in Control shall be deemed to have occurred if:

(a)           Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Boise representing 35% or more of either the then outstanding shares of common stock of Boise or the combined voting power of Boise’s then outstanding securities; provided, however, if such Person acquires securities directly from Boise, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from Boise, exceed 35% of Boise’s then outstanding shares of common stock or the combined voting power of Boise’s then outstanding securities, and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.3(c)(i) shall not be deemed to be a Change in Control; or

(b)           During any 24-month period, the following individuals cease for any reason to constitute at least a majority of the number of directors then serving:  individuals who, on the effective date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Boise) whose appointment or election by the Board or nomination for election by Boise’s stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election, or nomination for election was previously so approved (the “Continuing Directors”); or

(c)           The consummation of a merger or consolidation of Boise with any other corporation other than (i) a merger or consolidation which would result in both (a) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of Boise outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of Boise or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Boise (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Boise representing 35% or more of either the then outstanding shares of common stock of Boise or the combined voting power of Boise’s then outstanding securities; provided that securities acquired directly from Boise shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from Boise, exceed 35% of Boise’s then outstanding shares of common stock or the combined voting power of Boise’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.3(c)(i) shall not be deemed to be a Change in Control; or

(d)           The Shareholders of Boise approve a plan of complete liquidation or dissolution of Boise or the consummation of an agreement for the sale or disposition by Boise of all or substantially all of Boise’s assets, other than a sale or disposition by Boise of all or substantially all of Boise’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Boise immediately prior to such sale.

For purposes of this Section, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (i) Boise or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Boise or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the Shareholders of Boise in substantially the same proportions as their ownership of stock of Boise, (v) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of Boise on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Boise’s securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D or (vi) any Exempt Person. For purposes of this definition, “Exempt Person” means (i) Forest Products Holdings, L.L.C. or (ii) Madison Dearborn. “Madison

Dearborn” means Madison Dearborn Partners, L.L.C. and any investment fund controlled by or under common control with Madison Dearborn Partners, L.L.C., and any officer, director or employee of such persons, or any trust, corporation, partnership or other entity controlled by such persons or any combination of these identified relationships.

2.3           “Closing Date.”  February 22, 2008.

2.4           “Committee.”  The Compensation Committee of the Board.

2.5           “Company.”  Boise Paper Holdings, L.L.C., a limited liability company organized and existing under the laws of the state of Delaware, or its successor or successors.

2.6           “Competitor.”  Any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Plan, in the manufacture, sale, or distribution of products, or in the providing of services, in competition with products manufactured, sold, or distributed, or services provided, by the Company or any subsidiary, partnership, or joint venture of the Company. The determination of whether a business is a Competitor shall be made by the Company’s General Counsel, in his or her sole discretion.

2.7           Construction. Except to the extent preempted by federal law, this Plan shall be construed according to the laws of the state of Idaho. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

2.8           “Deferred Compensation and Benefits Trust.”  The irrevocable trust (the “DCB Trust”) which may be established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

2.9           “Early Retirement.”  The termination of employment of an Elected Officer prior to his or her Normal Retirement Date but after the Elected Officer has completed 10 or more years of service and has reached the age of at least 58 years (or, for Elected Officers elected as such by Boise Cascade Corporation prior to June 1, 2004, 55 years).

2.10         “Early Retirement Benefits.”  The benefits that will be paid to an Elected Officer who retires from the Company under the provisions of this Plan.

2.11         “Early Retirement Date.”  The date of an Elected Officer’s Early Retirement, as defined in Section 2.8.

2.12         “Effective Date.”  February 22, 2008.

2.13         “Elected Officer.”  An employee who has been duly elected to serve as an elected officer of the Company in accordance with the Company’s bylaws (but not including assistant treasurers or assistant secretaries), and who was a participant in the Boise Cascade, L.L.C. Supplemental Early Retirement Plan for Executive Officers immediately prior to the Closing Date.

2.14         “Involuntary Retirement.”  The termination of employment of an Elected Officer by action of the Company or the Board prior to an Elected Officer’s Normal Retirement Date but after the Elected Officer has completed 10 or more years of service and has reached the age of at least 58 years (or, for Elected Officers elected as such by Boise Cascade Corporation prior to June 1, 2004, 55 years).

2.15         “Normal Retirement Date.” The first day of the month on or after an Elected Officer’s 65th birthday.

2.16         “Salaried Plan.”  The Boise Paper Holdings, L.L.C. Pension Plan for Salaried Employees and the Boise Paper Holdings, L.L.C. Supplemental Pension Plan as they currently are in effect and as amended from time to time after the Effective Date of this Plan.

2.17         “Specified Employee.”  A “specified employee” as defined in Treasury Regulation §1.409A-1(i) (or any successor regulation). For purposes of identifying Specified Employees, the specified employee identification date is December 31st of each year and the specified employee effective date is April 1st of each year.

ARTICLE III — ELIGIBILITY FOR EARLY RETIREMENT BENEFITS

3.1           Eligibility. An Elected Officer (i) with 10 or more years of service with the Company, as defined in the Salaried Plan; (ii) who has served as an officer of the Company (vice president or higher) for at least 5 full years measured from the date of his or her election to such office; and (iii) whose employment with the Company is terminated through Involuntary Retirement, or who elects Early Retirement, shall receive the Early Retirement Benefits as set forth in Article IV hereof; provided, however, if an Elected Officer’s employment is terminated for “disciplinary reasons,” as that term is used in the Company’s Corporate Policy 10.2, Termination of Employment, as amended from time to time, such Elected Officer shall not be eligible to receive any benefits under this Plan. For purposes of this Plan, an Elected Officer’s years of service with the Company shall include his or her years of service with Boise Cascade Corporation and Boise Cascade, L.L.C., and an Elected Officer’s years of service as an officer of the Company shall include his or her years of service as an officer (vice president or higher) of Boise Cascade Corporation and Boise Cascade, L.L.C.

3.2           Notice. If an Elected Officer is required to take Involuntary Retirement under this Plan, he or she shall be given a written notice thereof and shall be advised of the Early Retirement Benefits to be paid hereunder. Additionally, any eligible Elected Officer desiring to elect Early Retirement shall notify the Company of his or her decision, in writing, at least 30 days in advance of the Early Retirement Date.

ARTICLE IV — EARLY RETIREMENT BENEFITS

4.1           Computation of Early Retirement Benefits. The Early Retirement Benefits payable to any Elected Officer who is eligible for such benefits under Section 3.1 hereof shall be calculated as follows:

Until age 65, the Early Retirement Benefits payable hereunder shall be an amount equal to the Basic Pension Benefit that would have been payable in the form of a single life annuity at age 65 under the Salaried Plan (before reduction to reflect any retirement option selected by the Elected Officer pursuant to Article VII of the Boise Paper Holdings, L.L.C. Pension Plan for Salaried Employees) without reduction on account of early retirement; provided that in calculating the benefit under the Boise Paper Holdings, L.L.C. Supplemental Pension Plan, the “Frozen Benefit” (as defined in that plan) shall not be subtracted from the “Unrestricted Benefit” (as defined in that plan).

If the calculations made pursuant to this section produce no Early Retirement Benefits for an Elected Officer, then this Plan shall not apply to that Elected Officer. The Company will be secondarily liable for the payment of any amounts that are payable from the Salaried Plan.

4.2           Manner and Adjustment of Payment. The Early Retirement Benefits, as computed in Section 4.1 and as provided hereunder, shall, except as provided in Section 4.5, become an unfunded general obligation of the Company and shall be paid to the Elected Officer in monthly installments as a supplemental retirement benefit. The Early Retirement Benefits shall be paid in the form of a single life annuity until the earlier of the Participant’s death or the date the Participant reaches age 65. Payment of Early Retirement Benefits shall commence as soon as practicable following the Participant’s Early Retirement or Involuntary Retirement, subject to Section 4.6. For purposes of Section 409A of the Internal Revenue Code, the date of the Participant’s Early Retirement or Involuntary Retirement shall be the “designated payment date.”

4.3           Elected Officer Not to Compete. If an Elected Officer who is receiving Early Retirement Benefits hereunder and who has not yet reached his or her Normal Retirement Date provides significant services as an employee or consultant, or otherwise renders services of a significant nature for remuneration, to a Competitor, the Company may, in its discretion, cancel all further Early Retirement Benefits due to be payable to the Elected Officer hereunder, and after the date of cancellation, the Elected Officer shall forfeit all future benefits under this Plan. The Company may, in its discretion, consent to an Elected Officer’s rendering services to a Competitor, and if it does consent, it may place whatever limitations it considers appropriate on the consent. If the Elected Officer breaches the terms of the consent, the Company may, in its discretion, cancel all further Early Retirement Benefits due to be payable to the Elected Officer hereunder, and after the date of cancellation, the Elected Officer shall forfeit all future benefits under this Plan.

4.4           Supplemental Survivor’s Retirement Benefit. If an Elected Officer terminates employment at any age by reason of death, his or her spouse, if any, shall be eligible to receive a supplemental Survivor’s Retirement Benefit under this Plan. The amount of the supplemental Survivor’s Retirement Benefit payable under this section shall be equal to the difference between the Survivor’s Retirement Benefit payable under the terms of the Salaried Plan and the amount to which the spouse would be entitled under the terms of both this Plan and the Salaried Plan if the Elected Officer, without regard to the requirements of Section 3.1 of this Plan, had elected early retirement on the date of his or her death and had elected to receive benefits in the form of a 100% Joint and Survivor Annuity with the spouse as joint annuitant, provided that if the Elected Officer dies prior to reaching age 55, the otherwise unreduced benefit payable under this Plan shall be actuarially reduced to reflect the Elected Officer’s age at death. Payment of this benefit shall commence as soon as practicable following the Participant’s death. For purposes of Section 409A of the Internal Revenue Code, the date of the Participant’s death shall be the “designated payment date.”  A surviving spouse shall not be eligible for a supplemental survivor’s benefit under this Plan unless the spouse is eligible for a survivor’s benefit under the terms of the Salaried Plan.

Notwithstanding the foregoing, any benefits received pursuant to this section shall exclude the amounts of any such benefits that are based on or relate to an Elected Officer’s years of service performed for Boise Cascade Corporation and that are payable under either the Boise Cascade Corporation Spun-off Pension Plan for Salaried Employees or the Boise Cascade Corporation Supplemental Early Retirement Plan for Elected Officers or would have been payable under such plans as of the day before the Closing Date if all vesting and eligibility provisions thereunder are deemed to have been met. To the extent that the Boise Cascade Corporation Supplemental Early Retirement Plan for Elected Officers is terminated and participants and surviving spouses thereunder are paid out in a lump sum in connection with such termination prior to the payment of benefits under this Plan, such lump sum (or its actuarial equivalent) shall be excluded from the benefits payable under this Section 4.4.

4.5           Deferred Compensation and Benefits Trust. Upon the occurrence of a Change in Control of the Company or at any time thereafter, the Company, in its sole discretion, may transfer to the DCB Trust cash, marketable securities, or other property acceptable to the trustee to pay the Company’s obligations under this Plan in whole or in part (the “Funding Amount”). Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust. In addition, from time to time, the Company may make additional transfers of cash, marketable securities, or other property acceptable to the trustee as desired by the Company in its sole discretion to maintain or increase the Funding Amount with respect to this Plan. The assets of the DCB Trust, if any, shall be used to pay benefits under this Plan, except to the extent the

Company pays such benefits. The Company and any successor shall continue to be liable for the ultimate payment of those benefits.

4.6           Payments to Specified Employees. Payments to a Specified Employee made pursuant to Section 4.2 above may not be made within six calendar months following the date of the Participant’s Early Retirement or Involuntary Retirement. Payments which would otherwise be made to a Participant during that six month period shall be accumulated and paid on the first day of the seventh calendar month after the date of the Participant’s Early Retirement or Involuntary Retirement.

ARTICLE V — DUTIES

5.1           Committee’s Powers. Except as otherwise provided in the Plan with regard to the powers of the Company, the Committee shall have control of administration of the Plan, with all powers necessary to enable it to carry out its duties hereunder. The Committee shall have the right to inspect the records of the Company whenever such inspection may be reasonably necessary in order to determine any fact pertinent to the performance of the duties of the Committee. The Committee, however, shall not be required to make such inspection but may, in good faith, rely on any statement of the Company or any of its officers or employees.

5.2           Copy of Plan to Be Furnished. The Committee shall furnish a copy of this Plan to all Elected Officers of the Company who are or become entitled to be covered under this Plan as eligible Elected Officers.

5.3           Records. The Committee shall keep a complete record of all its proceedings and all data necessary for administration of the Plan.

5.4           Appeal Procedure. If any Elected Officer feels aggrieved by any decision of the Committee concerning his or her benefits hereunder, the Committee shall provide, upon written request of the Elected Officer, specific written reasons for the decision. The Committee shall afford an Elected Officer, whose claim for benefits has been denied, 60 days from the date notice of denial is mailed in which to request a hearing before the Committee. If an Elected Officer requests a hearing, the Committee shall review the written comments, oral statements, and any other evidence presented on behalf of the Elected Officer at the hearing and render its decision within 60 days of such hearing. If the Elected Officer still feels aggrieved by the Committee’s decision concerning his or her benefits hereunder, the Elected Officer can request the Elected Compensation Committee of the Board to review his or her case. The request for hearing must be made in writing within 60 days from the date of the Committee’s decision. The Elected Compensation Committee of the Board shall review said decision within 4 months after receiving the Elected Officer’s request for review and shall, within a reasonable time thereafter, render a decision respecting the Elected Officer’s claim, which shall be final, binding and conclusive.

If any Elected Officer feels aggrieved by any decision of the Company concerning his or her rights hereunder, the Company shall provide, upon the written request of the Elected Officer, specific written reasons for its decision. If the Elected Officer is not satisfied with the Company’s decision with respect to his or her rights, the Elected Officer can request the Compensation Committee of the Board to review his or her case. The Elected Officer’s request must be made within 60 days of the mailing of the Company’s written decision, and the Compensation Committee of the Board will handle the review in the same manner as set forth above with respect to appeals from Committee decisions.

ARTICLE VI — AMENDMENT AND TERMINATION

6.1           Amendment. To provide for contingencies which may require the clarification, modification, or amendment of this Plan, the Company reserves the right to amend this Plan at any time; provided, however, no amendment shall affect any benefits previously granted hereunder to any Elected Officer who elected or was required, pursuant to this Plan, to retire early. Further, prior to any amendment of the Plan, the Company shall give at least 90 days’ prior written notice to any Elected Officer, who at the time of the amendment will be eligible to receive Early Retirement Benefits hereunder, of the proposed amendment and his or her eligibility to elect early retirement prior to the effective date of the amendment.

6.2           Termination. It is the present intention of the Company to maintain this Plan indefinitely. Nonetheless, the Company reserves the right, at any time, to terminate the Plan; provided, however, no termination shall affect any benefits previously granted hereunder to an Elected Officer who elected or was required, pursuant to this Plan, to retire early, and provided, further, that prior to any termination, the Company shall give at least 90 days’ prior written notice to any Elected Officer, who at the time of the termination will be eligible to receive Early Retirement Benefits hereunder, of the proposed termination and of his or her option to elect, prior to the termination, to take early retirement under this Plan prior to the effective date of the termination.

ARTICLE VII — MISCELLANEOUS

7.1           Benefits Not Transferable or Assignable. None of the benefits, payments, proceeds, claims, or rights of any Elected Officer hereunder shall be subject to the claim of any creditor of the Elected Officer, other than the Company as permitted in Section 7.2, nor shall any Elected Officer have any right to transfer, assign, encumber, or otherwise alienate any of the benefits or proceeds which he or she may expect to receive, contingently or otherwise, under this Plan.

7.2           Setoff. The Company shall have the right to withhold and deduct from payments due hereunder to any Elected Officer any amounts owed by the Elected Officer to the Company or its affiliates that were incurred prior to the Elected Officer’s Early Retirement Date.